STEELEYE REF: ________

STEELEYE TECHNOLOGY RESELLER AGREEMENT

Reseller: mPhase Technologies, Inc.
150 Clove Road, 11th Floor
Little Falls, NJ 06854
USA

Tel: +1.973.256.3737
Fax: +1.973.256.9387

SteelEye: SteelEye Technology, Inc.
2275 E. Bayshore Rd, Suite 100
Palo Alto, CA 94303
USA

Tel: +1.650.843.0655
Fax: +1.650.843.0775

STEELEYE SOFTWARE RESELLER AGREEMENT

This Software Reseller Agreement including Exhibits (this "Agreement") is entered into as of 28 day of March, 2007 (the "Effective Date") by and between SteelEye Technology Inc. ("SteelEye"), a Delaware corporation with principal place of business at 2660 Marine Way, Suite 200, Mountain View, CA 94043, USA , and mPhase Technologies Inc ("Reseller") a New Jersey corporation with its principal place of business at: 587 Connecticut Ave Norwalk, CT 06854.

1. DEFINITIONS.

1.1. "End User" will refer to an authorized user of Software who has agreed to the terms of an End User License Agreement with SteelEye; such End User License Agreement may, in SteelEye's discretion be executed in writing by the End User, be agreed upon per a shrink-wrap agreement or be agreed upon per a click-wrap agreement.

1.2. "Software" shall mean the object code form of the SteelEye computer software products listed in the SteelEye Software Product Price List for the Territory, (as provided from time to time by SteelEye) including all related user documentation, supplemental materials, software security keys, modifications or revisions thereto provided by SteelEye to Licensed End Users within the Territory. "Software Product(s)" shall refer to one or more individual software product(s) within the meaning of "Software".

1.3. "Term" shall refer to the effective period of Reseller's appointment hereunder as set forth in Section 13.

1.4. "Territory" shall be the United States of America.

1.5. "References" herein to "sell", "resell", "sale" and the like with respect to the Software are intended to refer to the licensing of the Software per the terms of an End-User License Agreement between SteelEye and the particular end-user. No transfer of title or ownership is intended.

2. APPOINTMENT

2.1. Appointment. SteelEye grants Reseller a limited non-exclusive, non-transferable license to market, distribute and sell the Software to End Users within the Territory during the Term and subject to the terms and conditions set forth in this Agreement. Reseller may not call upon personnel of a potential End User where such personnel are physically located outside of the Territory. Reseller has no authority to duplicate Software for sale; Software fulfillment will be by way of shipment of the Software (physically or electronically) by SteelEye directly to the End User or to the Reseller for delivery to the End User. All marketing materials produced by Reseller and any and all use of SteelEye trademarks and service marks will be subject to the prior review and approval of SteelEye.

2.2. Territory. Reseller shall not market, distribute or sell the Software to End Users located outside of the Territory. Reseller shall not appoint any sub-distributors, resellers or agents to promote demonstrate or sell the Software.

2.3. End User Licenses. Reseller's distribution and sale of the Software shall be subject to and in accordance with SteelEye's End User License agreement provided with Software.

2.4. Reservation. SteelEye reserves the right to directly or indirectly market and distribute the Software in the Territory.

3. PAYMENTS AND PRICES

3.1. Payments. The Reseller shall pay to SteelEye the fees and payments ("List Prices") set forth in Exhibit 1 (as amended from time to time by SteelEye) for each Software Product ordered from SteelEye and distributed to End Users. All payments pursuant to this Agreement shall be paid to SteelEye by telegraphic transfer to

SteelEye's bank account as stated on the invoice in U.S. Dollars. All payments are due within thirty (30) days of invoice date.

3.2. Late Payments. Any late payment will accrue interest from the date due until paid in full at a floating yearly rate equal to four percent (4%) above the then current prime rate for short term unsecured commercial loans of Bank of America, at its San Francisco offices reported on the date such late payment became due.

3.3. No Setoff. Unless otherwise agreed in writing, Reseller shall not setoff or offset against any amounts owed by Reseller to SteelEye under this Agreement or any amounts that Reseller claims are due to it, and Reseller will bring any claims or causes of action it may have in a separate action and waives any right it may have to offset, setoff or withhold payment with respect to the Software Products delivered by SteelEye.

3.4. Price Revisions. SteelEye shall provide Reseller written notice of any revisions to the schedule of SteelEye Software Products and their List Prices for distribution within the Territory. For notification of a price increases, the revision will be effective on the thirtieth day after notification date. For notification of a price decrease, the revision will be effective immediately upon notification date. SteelEye will grant Reseller the benefit of any price decrease on any outstanding orders that have not yet been shipped by SteelEye as of notification date.

3.5. Reseller's Prices. Reseller is free to determine and set the prices at which Reseller will sell the Software to its customers.

3.6. Taxes. All amounts payable under this Agreement are exclusive of all taxes including sales, use, value-added, withholding and other taxes and duties.

4. REPORTS, RECORDS AND AUDIT RIGHTS

4.1. Records. Reseller undertakes to maintain accurate distribution and license records and to furnish SteelEye a written Distribution Report complying in form and content with the example template set forth in Exhibit 2, within fifteen (15) days of the end of each calendar quarter and subject to SteelEye's written request to provide report complete with an audited certificate of accuracy of such records.

4.2. Sales Forecast Reports. Within fifteen (15) days of the end of each month, Reseller shall provide to SteelEye a written Sales Forecast Report complying in form and content with the example template set forth in Exhibit 2, and to show Reseller's anticipated orders by End User for the Software Products.

4.3. Evaluation Software Reports. Within fifteen (15) days of the end of each month, Reseller shall provide to SteelEye a written report on the status of all End User evaluations of Software, including the names and addresses of End Users who have received evaluation Software and an estimate of Customer's orders that may arise from such Software evaluation.

4.4. Periodic Reviews. SteelEye and Reseller shall meet no less than once a quarter to review business progress and the quarterly reports. Each shall bear its own costs of attending such meetings.

4.5. Audits. During the initial term of this Agreement and for a period of two years thereafter, SteelEye shall have the option using an independent certified public accountant/auditor, to audit Reseller's distribution records and reports for the sole purpose of inspecting and verifying the accuracy of such reports. The audit shall be conducted during Reseller's ordinary business hours and with not less than three calendar days notice to Reseller.

5. SUPPLY OF SOFTWARE

5.1. Orders. Reseller shall place all orders either by email, mail, or facsimile. All orders are subject to review and acceptance or rejection by SteelEye in its sole discretion. SteelEye shall make commercially reasonable efforts to fulfill all orders within fifteen (15) working days from the date of SteelEye's receipt of an approved order. In the event of a temporary inventory shortage SteelEye reserves the right to allocate stocks among Reseller and all of SteelEye's other resellers, and customers as SteelEye may deem appropriate to meet SteelEye's business objectives. SteelEye reserves the right to cancel any orders placed by Reseller, or to refuse or delay shipment thereof, if Reseller fails to meet its payment obligations under this Agreement or otherwise fails to comply with other terms and conditions of this Agreement.

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5.2. Availability. SteelEye shall make reasonable efforts to provide Reseller three (3) months written notice of withdrawal from distribution of any Software Product within the Territory. SteelEye shall be under no obligation to accept any new orders for such withdrawn Software Products after notification date.

5.3. Freight. SteelEye will ship all Software F.O.B. from SteelEye's central point of shipment in the USA. Unless specified in Reseller's order, SteelEye will select the mode of shipment and the carrier. Reseller will be responsible for payment of all packing, shipping, freight and insurance charges. For large orders (greater than 50 units) SteelEye may require Reseller to pay in advance. All risk of loss or damage to the Software Products will pass to Reseller upon delivery by SteelEye of such Software Products to the carrier, freight forwarder or Reseller, whichever first occurs.

6. DISTRIBUTION AND MARKETING OF SOFTWARE

6.1. Registration. Software is distributed to End Users subject to SteelEye's End User License Agreement. Reseller shall make reasonable efforts to draw customer's attention to the SteelEye End User License and encourage customers to register their use of Software either by on-line registration via SteelEye's corporate web site or by return to SteelEye of the user registration card provided with the Software. Reseller shall notify SteelEye immediately in writing of any known or anticipated breach of SteelEye's End User License Agreement or any infringement of SteelEye's proprietary and intellectual property rights and to take commercially reasonable steps to cooperate with SteelEye to cause such breach or infringement to cease.

6.2. Demonstration Copies. Reseller shall be permitted to receive without charge four (4) copies of the Software Products for demonstration purposes to potential End Users in the Territory. Reseller will provide SteelEye written quarterly reports confirming the then current location(s) and computer installation(s) where such demonstration copies are being held including the name(s) of the person(s) responsible for such demonstration copies.

6.3. Evaluation Copies. Reseller shall be permitted to distribute to End Users a limited number of evaluation copies of the Software Products providing that Reseller adheres strictly to the reporting obligations and SteelEye established limitations regarding evaluation software.

6.4. Marketing. Reseller shall make commercially reasonable efforts to conduct promotional and marketing campaigns for the Software within the Territory and to confer with SteelEye so that planned marketing investments of both parties may be optimized for maximum effect.

6.5. Trademarks. During the term of this Agreement, Reseller is granted a non-exclusive license under SteelEye's trade marks, service marks, trade names, logos and other designations (collectively "Licensed Mark(s)") to indicate that Reseller is an authorized Reseller of the Software and to advertise and promote the Software within the Territory. Reseller shall not alter, erase, deface or overprint any Licensed Mark or other SteelEye notices or labels on anything supplied by SteelEye. All use of Licensed Marks will be subject to the prior review and approval of SteelEye.

7. PROPRIETARY RIGHTS

SteelEye retains all right, title and interest in and to the Software and all proprietary and intellectual property rights (patents, copyrights, trade secrets, trademarks and service marks) therein and thereto. Reseller shall not attempt to: (i) disassemble, decompile or reverse engineer or otherwise attempt to gain access to any technology or source code underlying the Software; or (ii) copy or otherwise reproduce the Software, in whole or in part, except as expressly authorized by this Agreement; or (iii) modify the Software in any manner, except as it may be expressly directed by SteelEye in writing; or (iv) use the Software in any manner to provide service bureau, time sharing or other computer services to third parties not expressly authorized by this Agreement.

8. RESELLER'S OTHER OBLIGATIONS

8.1. Reseller shall send at least one of each Reseller's sales and technical support staff to attend initial Reseller Training provided by SteelEye and annual refresher training thereafter.

8.2. Reseller shall obtain and retain the proper facilities and equipment to reasonably fulfill its obligations under this Agreement, which shall include, without limitation the appropriate software, computer hardware and other equipment necessary for effective Reseller demonstration of the Software.

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8.3. Reseller shall maintain sufficient pre-sales technical support staff capable and competent to (i) provide pre-sales technical and non-technical support for Software; (ii) provide basic technical advice on the configuration, installation and deployment of Software; (iii) assist its Customers in the initial diagnosis, reporting and correction of problems if encountered when using the Software.

8.4. Reseller shall promote and not impair the goodwill and good reputation of SteelEye and its employees, the Software or services of SteelEye, and to do everything reasonably within its capacity to further the interests of SteelEye hereunder.

8.5. Reseller shall submit to SteelEye for written approval prior to publication, any and all press releases, or other materials including advertising copy regarding Reseller's appointment herein, the Software, or the company SteelEye.

8.6. Reseller shall pay all its costs and expenses incurred in the performance of Reseller's obligations under this Agreement.

9. STEELEYE'S OTHER OBLIGATIONS

9.1. SteelEye shall provide Reseller, limited without charge, access to SteelEye's Technical Support "telephone hot-line" for inquiries from Reseller relating to the configuration and use of Software during SteelEye's normal business hours (8:00 a.m. to 5:00 p.m. USA Eastern Time).

9.2. SteelEye shall make commercially reasonable efforts to provide Reseller at least 30 days written notice of the introduction of any new release or new version or any discontinuance of any Software Product. SteelEye maintains a policy of regular improvement of its products and therefore reserves the right to introduce replacement products from time to time.

9.3. SteelEye at no charge shall provide Reseller access to SteelEye Reseller Training annually at SteelEye's main Columbia or Mountain View locations in the USA, provided that Reseller shall bear all travel, meal, lodging and similar expenses for its staff attending such training.

10. DISCLAIMER OF WARRANTY

10.1. Power and Authority. Each party warrants to the other party that it has sufficient right and authority to enter into this Agreement, and to grant and assume all their respective rights and obligations set forth herein.

10.2. Disclaimer of Warranty. Except for the express warranties made herein, SteelEye makes no other warranties relating to the Software express or implied, statutory or otherwise, including without limitation any conditions or warranties of merchantability, performance and fitness for a particular purpose or use. SteelEye does not represent or warrant that the Software Products are error free, operate without interruption or that any correction, revision, new version or new release supplied will not alter the specification of the Software Products. The foregoing disclaimers shall apply to the extent permitted by law.

11. CONFIDENTIAL INFORMATION.

SteelEye and Reseller each agree to retain in confidence all non-public information, trade secrets and know-how disclosed pursuant to this Agreement which is either designated as proprietary and/or confidential, or by the nature of the circumstances surrounding disclosure, should reasonably be understood to be confidential (the "Confidential Information"). The results of all evaluations and testing of the Software by Reseller shall constitute Confidential Information of SteelEye. Each party agrees to: (a) preserve and protect the confidentiality of the other party's Confidential Information; (b) refrain from using the other party's Confidential Information except as contemplated herein; and (c) not disclose such Confidential Information to any third party except to employees as is reasonably required in connection with the exercise of its rights and obligations under this Agreement (and only subject to binding use and disclosure restrictions at least as protective as those set forth herein executed in writing by such employees). Notwithstanding the foregoing, either party may disclose Confidential Information from and after the date such Confidential Information: (i) becomes publicly known through no fault of the receiving party; (ii) is discovered or created by the receiving party without reference to the Confidential Information, or (iii) to the extent required to be disclosed by law or court order. The confidentiality obligations herein shall survive the termination of this Agreement for a period of five (5) years. Neither party shall disclose any of the terms of this Agreement

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to any third party without the prior written consent of the other party; provided that either party may disclose the existence of this Agreement and either party may disclose the terms of this Agreement: (i) to legal counsel of the parties; (ii) in confidence, to accountants, banks, and financing sources and their advisors solely for the purposes of a party's securing financing; (iii) in connection with the enforcement of this Agreement or rights under this Agreement; or (iv) in confidence, in connection with an actual or proposed merger, acquisition, or similar transaction solely for use in the due diligence investigation in connection with such transaction.

12. LIMITATION OF LIABILITY

RESELLER AGREES THAT STEELEYE'S TOTAL AND CUMULATIVE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL IN NO EVENT EXCEED THE FEES PAID BY RESELLER HEREUNDER. RESELLER FURTHER AGREES THAT STEELEYE WILL NOT BE LIABLE FOR ANY LOST PROFITS, LOSS OF DATA, OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES. IN NO EVENT WILL STEELEYE BE LIABLE TO RESELLER OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. RESELLER ACKNOWLEDGES THAT THE AMOUNTS PAYABLE HEREUNDER ARE BASED IN PART ON THESE LIMITATIONS, AND FURTHER AGREES THAT THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.

13. TERM AND TERMINATION

13.1. Effective Date and Term. Unless otherwise set forth in the Agreement, this Agreement and the licenses granted hereunder shall be effective as of the Effective Date following signature by both Reseller and SteelEye and shall continue for an initial term of one (1) year from the Effective Date. Unless subject to earlier termination the Agreement will automatically renew for additional one year periods on the anniversary of the Effective Date.

13.2. Termination. Either party shall have the right to terminate this Agreement and the licenses granted herein if: (i) the other party fails to comply with any of the terms and conditions of this Agreement and such default has not been cured within thirty (30) days (seven (7) days in the case of a payment default) after written notice of such default to the other party, or (ii) the other party becomes the subject of a voluntary or involuntary petition in bankruptcy or any voluntary or involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors.

13.3. Voluntary Termination. Each party shall have the right to terminate this Agreement and the appointment of Reseller herein for no specific reason upon ninety (90) day written notice to the other party of their intention to terminate.

13.4. Effect of Termination. The obligations of SteelEye and Reseller herein relating to reporting, payments, record keeping, proprietary rights, confidentiality, disclaimer of warranty, limitation of liability, indemnification, and all payment obligations accruing prior to termination, shall survive termination of this Agreement. Upon the termination or expiration of this Agreement, all of Reseller's rights hereunder shall terminate except as aforesaid.

14. INDEMNIFICATIONS

14.1. Proprietary Rights. SteelEye shall defend, at its own expense, any action against Reseller to the extent it is based upon a claim that the Software infringes another's copyright, patent, trademark or trade secret enforceable within the United States and SteelEye will pay all such damages or costs as are finally awarded against Reseller attributable to such action, provided that Reseller: (a) notifies SteelEye promptly in writing of any such action, (b) gives SteelEye sole control of and authority over the defense and/or settlement of such action and (c) gives SteelEye all reasonable information and assistance (at SteelEye's expense excluding time spent by Reseller's employees or consultants) in connection with such action. Each party will not unreasonably withhold its consent to any proposed settlement.

14.2. Reseller. Reseller shall defend or settle, at its own expense, any action against SteelEye to the extent it is based upon a claim arising from (i) Reseller's use including without limitation misuse of the Software; or (ii) any

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representation about the Software by Reseller in a manner inconsistent with SteelEye's representations for the Software; or (iii) any breach or alleged breach hereof by Reseller and Reseller will pay all such damages or costs as are finally awarded against SteelEye attributable to such action, provided that SteelEye: (a) notifies Reseller promptly in writing of any such action, (b) gives Reseller sole control of and authority over the defense and/or settlement of such action and (c) gives Reseller all reasonable information and assistance (at Reseller's expense excluding time spent by SteelEye's employees or consultants) in connection with such action. Each party will not unreasonably withhold its consent to any proposed settlement.

15. RELATIONSHIP OF THE PARTIES

Each party will be and act as an independent contractor and not as an agent or partner of, or joint venture with, the other party for any purpose related to this Agreement or the transactions contemplated by this Agreement, and neither party by virtue of this Agreement will have any right, power or authority to act or create any obligation, expressed or implied, on behalf of the other party.

16. MISCELLANEOUS

16.1. Assignment. Reseller shall not assign or transfer this Agreement or any rights or obligations under this Agreement, whether voluntary or by operation of law, without the prior written consent of SteelEye. SteelEye may assign or transfer this agreement to any successor by way of merger, acquisition or sale of all or substantially all of its assets. Any assignment or transfer of this Agreement made in contravention of the terms hereof shall be null and void. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties' respective successors and permitted assigns.

16.2. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

16.3. Entire Agreement; Modification. This Agreement including all Exhibits, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to the subject matter hereof. Reseller agrees that it has not entered in this Agreement based on any representations other than those contained herein. This Agreement shall not be modified or amended except by written agreement of the parties.

16.4. Export Control. Reseller acknowledges and agrees that the Software may be subject to restrictions and controls imposed by the United States Export Administration Act and the regulations there under. Reseller is prohibited from directly or indirectly distributing and/or exporting the Software outside the Territory or to any other country.

16.5. Force Majeure. Neither party shall be responsible for any delays or inability to perform any of its obligations under this Agreement due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, material unavailability or change in supply costs, acts of terrorism, or any other cause beyond the reasonable control of such party.

16.6. Governing Law. This Agreement shall in all respects be governed by the laws of the State of California without reference to its principles of conflicts of laws. The parties hereby agree that all disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of and venue in the federal and state courts within Santa Clara County, California. Each party hereby irrevocably consents to the personal and exclusive jurisdiction and venue of these courts.

16.7. Notices. All notices required or permitted under this Agreement will be in writing and will be deemed received when (a) delivered personally; (b) when sent by confirmed facsimile (followed by the actual document in air mail/air courier); (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial express courier specifying next day delivery with written verification of receipt.

16.8. Waiver. No waiver of any rights, powers or remedies arising under this Agreement will be implied from conduct, delay or failure to enforce such rights, powers or remedies. No waiver will be effective unless in writing and signed by the party against whom the waiver is sought to be enforced. The waiver of one breach or default or any delay in exercising any rights shall not constitute a waiver of any subsequent breach or default.

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16.9. Severability. If any of the provisions of this Agreement are held to be invalid under any applicable statute or rule of law, they are, to that extent, deemed omitted.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement with the Effective Date written above.

SteelEye Technology Inc. ("SteelEye")	**mPhase Technologies Inc ("Reseller")**
[signature]	Martin Smiley
Signature	Signature
PAUL ADAMS	MARTIN SMILEY
Name	Name
CEO & PRESIDENT	EVP, CFO & GC
Title	Title
30th MARCH, 2007	MARCH 28, 2007
Date	Date

EXHIBIT 1

BUSINESS TERMS

1. Prerequisite for Orders. Every order for a Software Product will not be accepted by SteelEye without the accompanying order of Annual Support and Maintenance Service for that Software Product. The table of Reseller Discounts below sets forth the applicable discounts for licenses and services respectively.

2. License Fees. For each Software Product ordered, Reseller shall pay SteelEye an amount equal to the Software Product License List Price less the applicable discount according to the discount table below.

3. Annual Support and Maintenance Service. For each Software Product ordered, Reseller shall pay SteelEye an amount equal to the Annual Support and Maintenance Service List Price less the applicable discount according to the discount table below.

4. Authorized Reseller Discount Schedule. Reseller's discounts are governed by the following table. Reseller's initial discount as of the Effective Date of this Agreement is set at Level 1, which is 15% (fifteen percent) off SteelEye's List Prices for Software Product End-user Licenses and 5% (five percent) off SteelEye List Prices for the Software Product Annual Support and Maintenance Service.

Level	Annual Cumulative Net Cash Receipts to SteelEye from End Users (US Dollars)	Discount on Software Product Licenses only	Discount on Support & Maintenance Service only.
1	0 - $25,000	15%	5%
2	$25,001 - 50,000	20%	7.5%
3	$50,001 - 100,000	25%	10%
4	$100,000+	30%	12.5%

In any twelve month period from the Effective Date of this Agreement, Reseller's discount will increase according to the above table, so for example, the discount will increase from the Level 1 at the start of any twelve month period, to Level 2 on achieving the first threshold equal to $25,000 (twenty-five thousand) of cumulative cash payments received by SteelEye from Reseller's combined sales of Software Product End-user Licenses and Software Product Annual Support and Maintenance Services.

Unless otherwise mutually agreed in writing prior to the anniversary of the Effective Date of this Agreement, the initial discount rate will be reset to Level 1 from the beginning of any renewal term. However, Reseller shall have the option to make an irrevocable non-refundable advance payment so as to maintain a desired level of discount effective into the renewal term. In such event SteelEye will provide Reseller with a credit balance equal to the advance payment which shall be applied to future orders till exhausted.

5. SteelEye Price Lists. The initial Schedule of List Prices for SteelEye Software Products for use and distribution within the Territory will be notified to Reseller on the Effective Date of this Agreement.

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EXHIBIT 2

REPORTS

1. Distribution Reports. Reseller's Distribution Reports will substantially comply with the following content:

   Software Product(s) delivered:
   Date delivered:
   Company Name:
   Delivery Address:
   Primary Contact Person for Delivery:
   Email Address:
   Telephone No.:
   Facsimile No.:
   Primary Technical Contact for Support:
   Email Address:
   Telephone No.:
   Facsimile No.:

2. Sales Forecast & Evaluation Reports. Reseller's Sales Forecast Reports and Customer Evaluation Reports will substantially comply with the following content:

   Lead Source:
   Lead Path:
   Lead Date:
   Contact Name:
   Contact Title:
   Email Address:
   Company:
   Address:
   City/State/ZIP:
   Email:
   Phone:
   User Notes:
   Lead Type:
   Revenue:
   Business Type:
   Business Problem:
   HW:
   OS:
   DB:
   APP:

   SteelEye will provide Reseller with example Microsoft Excel spreadsheet models with which Reseller can easily prepare such reports.

EXHIBIT 2

REPORTS

1. Distribution Reports. Reseller's Distribution Reports will substantially comply with the following content:

Software Product(s) delivered:
Date delivered:
Company Name:
Delivery Address:
Primary Contact Person for Delivery:
Email Address:
Telephone No.:
Facsimile No.:
Primary Technical Contact for Support:
Email Address:
Telephone No.:
Facsimile No.:

2. Sales Forecast & Evaluation Reports. Reseller's Sales Forecast Reports and Customer Evaluation Reports will substantially comply with the following content:

Lead Source:
Lead Path:
Lead Date:
Contact Name:
Contact Title:
Email Address:
Company:
Address:
City/State/ZIP:
Email:
Phone:
User Notes:
Lead Type:
Revenue:
Business Type:
Business Problem:
HW:
OS:
DB:
APP:

SteelEye will provide Reseller with example Microsoft Excel spreadsheet models with which Reseller can easily prepare such reports.

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